Exhibit 99.1

NEWS RELEASE

Teradata Adds New Expertise to Its Board of Directors

Bacus and Gianoni bring accomplishments in marketing, cloud software, international growth

ATLANTA, Georgia (January 27, 2015) – Teradata Corporation (NYSE: TDC) announced the election of Lisa R. Bacus and Michael P. Gianoni to its Board of Directors, effective today. The new appointments expand the size of the board from nine to eleven directors.

Lisa R. Bacus

Lisa R. Bacus is Executive Vice President and Global Chief Marketing Officer for Cigna (CI), a Global Fortune 500 health services organization providing health care products including an integrated suite of health services, such as medical, dental, behavioral health, pharmacy, vision, supplemental benefits, and other related products including group life, accident and disability insurance. Cigna has sales capabilities in 30 countries and jurisdictions and has approximately 85 million customer relationships throughout the world. Bacus is responsible for Cigna’s global marketing activities, including strategic market planning, marketing insights, data analytics and product solutions, competitive intelligence and market research, product development, branding, advertising, digital marketing, public relations and communications, customer value management, and customer experience. She joins Teradata’s board as a Class II director.

Michael P. Gianoni

Michael P. Gianoni is President and CEO of Blackbaud (BLKB), a cloud-based and on-premise provider of financial, fundraising, and administrative software for not-for-profit organizations and educational institutions. He is responsible for the strategic direction and operations of this leading technology company that powers the business of philanthropy for its more than 30,000 nonprofit customers around the world. Blackbaud has over 3,000 associates worldwide and operates in over 60 countries. Mr. Gianoni, who also serves as a director of Blackbaud, joins the Teradata Board of Directors as a Class III director.

The new directors were selected following a comprehensive search conducted by the board to identify qualified new directors.

“Ms. Bacus has excellent experience as a customer-oriented global marketing executive who has a keen interest in data analytics. Her more than 25 years’ of marketing management experience includes senior positions at Cigna Corporation, American Family Insurance Group, and Ford Motor Company,” said James (Jim) Ringler, chairman, Teradata Corporation. “Mr. Gianoni brings extensive experience with technology companies and has led large software business units delivering excellent financial results. His over 30 years’ senior management experience includes leadership positions at Blackbaud, Inc., Fiserv, Inc., CheckFree Corporation, and DST Systems, Inc. We are pleased to have these two extremely qualified business leaders add to the strength of Teradata’s board.”

“Lisa has a proven track record of developing and executing customer-centric marketing strategies with an important focus in digital marketing, which will be helpful as we extend Teradata marketing applications and analytics leadership,” said Mike Koehler, president and chief executive officer of Teradata Corporation. “Mike Gianoni is a seasoned executive in technology, cloud, and Software as a Service with a track record of driving financial performance improvement in a fast growth environment. Lisa and Mike are joining our board as the business of big data analytics and marketing applications is poised for significant growth.”

Relevant Links:

•	To view biographies for current Teradata Leadership and Board of Directors, click here.

•	For the latest Teradata earnings news release, click here.

•	To view recent news about Teradata Corporation, click here.

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Mike O’Sullivan	Gregg Swearingen
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